Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES APPOINTMENT OF ROSEMARY QUINN
CHICAGO, March 27, 2008 — CNA Surety Corporation (NYSE: SUR, the “Company”) announced the appointment of Rosemary Quinn as its Senior Vice President, General Counsel and Corporate Secretary effective April 18, 2008. Ms. Quinn’s appointment is expected to be affirmed at the next regular meeting of Company’s Board of Directors, scheduled for April 24, 2008.
Ms. Quinn, who is 53 years old, has been the Company’s deputy General Counsel since July 2006. From 2004, until immediately prior to joining CNA Surety, she was General Counsel of GeoVera Insurance Company, an insurance company offering residential insurance products and a subsidiary of GeoVera Holdings, an insurance holding company which conducts specialty excess and surplus personal lines property business. Prior to joining GeoVera, Ms. Quinn was Assistant Vice President — Group General Counsel at the former USF&G Company and St. Paul Inc. (now St. Paul Travelers, Inc.), which position she had held since 1998.
Ms. Quinn will replace Enid Tanenhaus, the Company’s current Senior Vice President, General Counsel and Corporate Secretary of the Company, who will be retiring on April 18, 2008 to pursue personal interests. John F. Welch, President and Chief Executive Officer, extends his gratitude for Ms. Tanenhaus’ many contributions to the Company over her tenure.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.